Phillips Edison & Company Declares Monthly Dividend Distributions;
Announces Results of Annual Meeting of Stockholders

CINCINNATI - May 9, 2023 - Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO”), one of the nation’s largest owners and operators of grocery-anchored neighborhood shopping centers, today announced that its Board of Directors declared monthly dividend distributions of $0.0933 per share payable on June 1, 2023; July 3, 2023; and August 1, 2023 to stockholders of record as of May 19, 2023; June 15, 2023; and July 17, 2023, respectively. Operating partnership unit holders receive distributions at the same rate as common stockholders, subject to the required tax withholding.

Earlier in the day, PECO held its annual meeting of stockholders in a virtual-only format. At the annual meeting, PECO’s stockholders re-elected all of PECO’s director nominees: Jeffrey S. Edison; Leslie T. Chao; John A. Strong; Jane E. Silfen; Gregory S. Wood; Stephen R. Quazzo; and Elizabeth O. Fischer, to its Board of Directors for one-year terms. Stockholders also ratified the appointment of Deloitte & Touche LLP as PECO’s independent registered public accounting firm for 2023 and approved a non-binding, advisory resolution on the compensation of PECO’s named executive officers.

Connect with PECO:
For additional information, please visit https://www.phillipsedison.com/

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About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of omni-channel grocery-anchored shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons, and Ahold Delhaize. As of March 31, 2023, PECO managed 295 shopping centers, including 275 wholly-owned centers comprising 31.5 million square feet across 31 states, and 20 shopping centers owned in one institutional joint venture. PECO is exclusively focused on creating great omni-channel, grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time.

Investors:
Kimberly Green, Vice President of Investor Relations
(513) 692-3399, kgreen@phillipsedison.com